Exhibit 99.1
Directed Electronics Increases Proportion of
Independent Board Members
VISTA, CA — November 22, 2006 — Directed Electronics, Inc. (Nasdaq: DEIX) announced today that Earl W. Powell plans to resign from its board of directors effective December 1, 2006 in order to increase the proportion of independent directors on Directed’s board.
Nasdaq Marketplace Rules require that independent directors comprise a majority of the board within 12 months of listing in connection with a company’s initial public offering. As a result, Directed is required to have a majority of independent board members by December 15, 2006. In order to prevent the company from incurring the expense involved in recruiting and compensating an additional independent director in order to meet this Nasdaq requirement, Mr. Powell graciously offered to retire from service as a director and Directed will be accepting his resignation. The board will then be permanently reduced to nine members and thus will meet the Nasdaq requirement.
“As always, Earl has the best interests of the company in mind and plans to resign in order to bring us into compliance with Nasdaq rules without having to incur the extra expense of recruiting a new board member,” said Jim Minarik, Directed’s Chief Executive Officer.
Mr. Minarik continued, “We thank Earl for his significant contributions during a critical period for Directed, and his skill in helping guide our company for the last seven years.”
“Directed has an extremely talented board including Troy Templeton and Jamie Elias, two of my Trivest colleagues who will continue to help guide the company,” Mr. Powell said. “I continue to be excited about Directed’s future prospects and I look forward to the company’s continued success.”
About Directed Electronics, Inc.
Headquartered in Vista, California, Directed Electronics is the largest designer and marketer in North America of premium home theater loudspeakers, consumer branded vehicle security, vehicle remote start and convenience systems, and the largest supplier of aftermarket satellite radio receivers based upon sales. Directed is also a major supplier of mobile audio and video systems and has exclusive rights to market and sell certain SIRIUS-branded satellite radio receivers and accessories to Directed’s existing U.S. retailer customer base. In the home audio market, Directed designs and markets award-winning Polk Audio® and Definitive Technology® premium loudspeakers. Directed’s broad portfolio of security products, remote start, hybrid systems, GPS tracking, and navigation systems are sold under leading brands including Viper®, Clifford®, Python®, Astroflex® and Autostart®. Directed’s mobile audio and video products include speakers, subwoofers, amplifiers, video screens and digital media players, sold under its Polk MOMO®, Orion®, Precision Power®, Directed Audio®, Xtreme® Directed Video®, Directed Mobile Media® and Automate® brand names. Directed was founded in 1982 and markets its broad portfolio of products through many channels including leading retailers and specialty chains throughout North America and around the world. More information is available at www.directed.com.